EXHIBIT 10.18

April 20, 2001

Sandra Poole-Christal

107 Talavera #715

San Antonio, Texas  78232

Dear Sandy:

On behalf of GLOBALSCAPE, INC. a Delaware Corporation (the “Company”), I am pleased to announce that the Company’s Board of Directors, operating under the GLOBALSCAPE, INC. 1998 Stock Option Plan (the “Plan”), on January 1, 1998 awarded you (the “Employee” or the “Optionee”) an incentive stock option (the “Option”) to purchase Eight Hundred Eight Thousand and Five Hundred Seventy One 808,571 shares of $0.001 par value common stock of GLOBALSCAPE, INC. (the “Shares”).  The Option to acquire the shares is awarded and granted upon the following terms and conditions as well as those terms, conditions, and limitations as set forth in the Plan, which is incorporated herein for all purposes.

1.  The Exercise Price for each share of common stock is $0.0132 per Share.

2.  The Option is vested effective February 1, 2001.

3.  Subject to Paragraphs 5 and 9 herein, the Option may be exercised at any time on or before April 20, 2011 (the “Expiration Date”).  No partial exercise of such Option may be for less than 100 full shares.  In no event shall the Company be required to transfer fractional shares to the Employee.

4.  Optionee may exercise the Option from time to time, to the extent then exercisable, upon the following terms:

(a)  Optionee shall deliver written notice to the Secretary of the Company at the Company’s principal corporate offices, specifying the number of Shares which Optionee is purchasing hereunder and the method of payment for such shares.  Such notice shall be accompanied by the original of this Option so that an appropriate endorsement can be made hereto to reflect the Shares so purchased and to reduce accordingly the number of Shares thereafter to be subject to the terms hereof.  If required by the Company, such notice shall also be accompanied by such other instruments or agreements duly signed by

Optionee as deemed necessary or advisable by counsel for the Company in order that the issuance of the Shares complies with applicable federal and state securities laws and regulations and applicable requirements of any national securities exchange or other market on which the common stock may then be traded.

(b)  The Exercise Price for the number of Shares being purchased shall be payable upon exercise as follows:  (i) by delivery of a cashier’s check payable to the Company or such other form of immediate funds as the Company shall permit, (ii)  if there is an established public market for the common stock, by delivery of certificates representing shares of common stock having an equivalent Fair Market Value (as defined in the Plan), (iii) if there is an established public market for the common stock, by arranging with the Company and Optionee’s broker to deliver the Exercise Price for the number of Shares being purchased from the concurrent market sale of the purchased shares, or (iv) a combination of any of the foregoing.

(c)  Upon the valid exercise of the Option in accordance with the terms hereof, the Company shall deliver to Optionee a certificate representing the number of whole Shares purchased, bearing any legends as may be deemed necessary or advisable by counsel to the Company to satisfy applicable securities laws or regulations;  provided, however, that if any law or regulation requires the Company to take any action with respect to such Shares before the issuance thereof, then the sale, issuance and delivery of such shares shall be deferred for the period necessary to take such action.  Optionee hereby represents and agrees that, unless the Shares issued upon exercise of the Option are duly registered under applicable securities laws, the purchase by Optionee of such shares shall be solely for investment purposes and not with a view to the distribution thereof.

(d)  Optionee’s federal withholding tax (if any) due upon exercise of the Option shall be satisfied in cash by Optionee at the time of exercise or, if permitted by the Board of Directors or its designee(s) through the retention by the Company from the shares purchased the number of shares of common stock having a Fair Market Value equal to the required withholding tax.

The Company does not attempt to advise you on tax or other consequences arising from your acquisition of the common stock through the exercise of the Option.  For the specific tax consequences to you, please consult with your tax advisor.

5.  Subject to the limitations imposed pursuant to Section 4.(B) of the Plan, the Option shall remain exercisable until the Expiration Date, except that:

(a)  If Optionee voluntarily terminates Optionee’s employment with Company at any time without the consent of the Company or if Optionee’s employment is terminated by the Company for cause (of which the Board of Directors or its designee(s), in both cases, shall be the sole judge), then the Option may be exercised only during the three month period following such termination to the extent exercisable immediately prior to such termination, but in no event later than the Expiration Date.

(b)  If (i) Optionee voluntarily terminates Optionee’s employment with the Company with the Company’s consent, (ii) Optionee’s employment with the Company is terminated by the Company without cause, or (iii) Optionee’s employment is terminated by reason of Optionee’s “permanent and total disability” within the meaning of section 22(e)3) of the Internal Revenue Code (of which the Board of Directors or its designee(s) in each such three cases, shall be the sole judge), then the Option may be exercised only during the three month period following such termination to the extent exercisable immediately prior to such termination, but in no event later than the Expiration Date.

(c)  if (i) Optionee dies during Optionee’s employment with  the Company or (ii) Optionee dies during the three month period under the conditions set for the in paragraph 6(b) immediately above (during which the  Optionee was entitled to exercise the Option), then the Option may be exercised only during the one-year period following Optionee’s death, but in no event later than the Expiration Date, by the persons to whom Optionee’s rights under the Option shall pass by Optionee’s will or the laws of descent and distribution, as applicable.

Notwithstanding the above, the Employee’s rights to the options which have not been exercised, and all rights granted by this agreement shall in all events terminate and become null and void if the Employee is employed either as an employee or consultant by any company, joint venture, partnership or individual which the Board of Directors or its designee(s) determines, in its sole discretion, in competition with the Company.

6.  During the lifetime of the Employee, the Option and all rights granted in this agreement shall be exercisable only by the Employee, and except as Paragraph 5 otherwise provides, the Option and all rights granted under the agreement shall not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise), and shall not be subject to execution, attachment or similar process.  Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of such Option or of such rights contrary to the provisions in this agreement, or upon the levy of any attachment or similar process upon such Option or such rights, such Option and such rights shall immediately become null and void.

7.  In the event of any change in the common shares of the Company subject to the Option granted hereunder, through merger, consolidation, reorganization, recapitalization, stock split, stock dividend or other change in the corporate structure, without consideration, appropriate adjustment shall be made by the Company in the number and kind of shares subject to such Option and the price per share.  Upon the dissolution or liquidation of the Company, the Option granted under this agreement shall terminate and become null and void, but the Employee shall have the right immediately prior to such dissolution or liquidation to exercise the Option granted hereunder to the full extent not before exercised.

8.  Neither the Employee nor his/her execuctor, administrator, heirs or legatees shall be or have any rights or privileges of a shareholder of the Company in respect of the shares transferable upon exercise of the Option granted under this agreement, unless and until certificates representing such shares shall have been endorsed, transferred and delivered and the transferee has caused his/her name to be entered as the shareholder of record on the books of the Company.  Nothing contained in the Plan or this Option shall confer upon the Employee any right to continue in the employ of the Company or any of its subsidiaries or interfere in any way with the right of the Company (subject to the terms of any separate agreement to the contrary) to terminate the Employee’s employment or to increase or decrease the Employee’s compensation at any time.

9.  The terms and conditions of the Plan, unless expressly supplemented by this Agreement, shall continue unchanged and in full force and effect.  To the extent that any terms or provision of the Option are or may be deemed expressly inconsistent with any terms or conditions of the Plan, the terms of this agreement shall control.  To the extent that any terms or provisions of the Option are or may be deemed expressly inconsistent with any terms of conditions of any separate employment contract, if any, signed by the Company and  Optionee, the terms of the employment contract shall control.

10.  The Employee hereby agrees to take whatever additional actions and execute whatever additional documents the Company may in its reasonable judgment deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on the Employee pursuant to the express provisions of this Option.

11.  The rights of the Employee are subject to modifications and termination in certain events as provided in this Option and the Plan.

12.  This agreement shall be governed by, and construed in accordance with, the substantive laws of the State of Texas applicable to contracts made and to be wholly performed therein.

13.  This Option may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

14.  This Option and the Plan shall constitute the entire agreement between the parties with respect to the subject matter hereof, and supercedes all previously written or oral negotiations, commitments, representations and agreements with respect thereto.

If the foregoing represents your understanding of the terms and conditions upon which your options have been granted, please execute in the space provided below, returning an executed copy to the undersigned.

GlobalSCAPE, Inc.	AGREED:

/s/ Tim Nicolaou
Tim Nicolaou	/s/ Sandra Poole-Christal
Chief Executive Officer	Sandra Poole-Christal